EXHIBIT 11. COMPUTATION OF EARNINGS PER SHARE

FIRST SECURITY CORPORATION
COMPUTATION OF EARNINGS PER SHARE
(in thousands, except per share amounts; unaudited)
                                                                 Three Months     Year-To-Date 9 Months
For the Periods Ended September 30, 1995 and 1994                 1995       1994       1995       1994
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Net Income:
Net income per condensed consolidated income statements ....    39,343     36,784    111,176    105,166
Deduct dividend requirement of preferred stock .............         9         10         27         30
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  NET INCOME APPLICABLE TO COMMON STOCK (PRIMARY)               39,334     36,774    111,149    105,136
Add dividend requirement of preferred stock ................         9         10         27         30
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  NET INCOME FULLY DILUTED                                      39,343     36,784    111,176    105,166
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Earnings Per Common Share:
  EARNINGS PER COMMON SHARE: PRIMARY                              0.77       0.73       2.19       2.11
  EARNINGS PER COMMON SHARE: FULLY DILUTED                        0.77       0.73       2.18       2.11
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Average Common Shares Outstanding:
Common stock ...............................................    50,391     49,873     50,292     49,357
Common stock equivalents (options) .........................       976      1,047        826      1,031
Treasury shares ............................................      (390)      (570)      (366)      (600)
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  COMMON STOCK SHARES OUTSTANDING: AVERAGE PRIMARY              50,977     50,350     50,752     49,788
Preferred stock: average common equivalents ................       137        155        140        158
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  COMMON STOCK SHARES OUTSTANDING: AVERAGE FULLY DILUTED        51,114     50,505     50,892     49,946
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
Note: Earnings Per Common Share Fully Diluted were computed assuming that all outstanding shares of preferred stock were converted into common stock on the basis of 12.15 shares of common for each share of preferred, with the elimination of dividends on the preferred stock.  Common stock equivalents are common stock options outstanding accounted for on the treasury stock method for purposes of these computations.
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